Exhibit 10.1

“CONTERRA” JOINT VENTURE DEVELOPMENT AGREEMENT
(A Tax Partnership)
This Agreement (“Agreement”) is made and entered into effective as of October 1, 2009 (Effective Date) by and between PATARA OIL & GAS LLC (“Patara, Venture Manager or Operator”), a Delaware limited liability company, whose address is Three Allen Center, 333 Clay, Suite 3960, Houston, Texas 77002 and CONTERRA COMPANY, (“Conterra or Non-Operator”) a Delaware corporation, whose address is 3700 Buffalo Speedway, Suite 960, Houston, Texas 77098, and shall sometimes be referred to in this Agreement, singularly as “Party” or collectively as “Parties” or as “Venture Manager, Operator” and “Non Operator”, as applicable.
RECITALS
The Parties desire to enter into this Agreement for the purposes of acquiring, prospecting owning, operating, producing, selling, and otherwise commercially developing oil, gas and mineral properties (the “Venture Properties”), as hereinafter defined. In order to conduct those activities, the Parties desire to establish this Joint Venture for that purpose and to set forth the terms, provisions, and conditions of their relationship.
Patara enters into this Agreement as the owner of all of the leasehold, rights to explore, develop and operate the Venture Properties, as hereinafter defined, and desires that Conterra join in the development of the Venture Properties and to contribute certain risk capital towards the exploitation and enhancement of potential reserves upon the Venture Properties.
Conterra enters into this Agreement with the understanding that there are benefits to be obtained from the contribution of risk capital relating to the cost of drilling and completion of any well(s) located upon the Venture Properties and the corresponding reward from such risk capital from the revenues that may be obtained from the production from wells drilled and completed upon the Venture Properties.
In consideration of the covenants and agreements contained in this Agreement, other valuable consideration, and the benefits to be derived by each Party, the Parties agree as follows:
ARTICLE I
GENERAL PROVISIONS
1.01 Formation of Joint Venture. The Parties hereby form and establish a Joint Venture (the “Venture”) under the terms and provisions of this Agreement, and the rights and liabilities of the Parties shall be as set forth in this Agreement.
1.02 Name of Venture. The name of the Venture shall be “CONTERRA — NO. 1,” or such other name as the Parties from time to time may designate. Venture Manager shall cause to be filed, on behalf of the Venture, such assumed or fictitious name certificate or certificates as may from time to time be required by law.
1.03 Business of the Venture. The business of the Venture is to acquire, prospect, own, develop, operate, sell, and otherwise commercially develop oil, gas and mineral properties. In furtherance of its business, the Venture shall have and may exercise all the powers provided under the terms of this Agreement, and shall do any and all things relating or incidental to its business, as fully as natural persons might or could do under the laws of the State of Texas. The Venture shall engage in no other business.
1.04 Place of Business of the Venture. The principal place of business of the Venture shall be located at the offices of Patara , Three Allen Center, 333 Clay Street, Suite 3960, Houston, Texas 77002. The Parties may, at any time and from time to time, change the location of the Venture’s principal place of business, on written notice of the change, and may establish such additional place or places of business of the Venture as the Parties may determine from to time.

1.05 Venture Manager. The Venture Manager and physical operator of the Venture Properties shall be Patara (“Venture Manager”).
1.06 Venture Operating Agreement. All Venture operations conducted hereunder shall be pursuant to the terms and provisions of the Venture Operating Agreement, attached hereto as Exhibit “B”.
1.07 Duration of the Venture. The Venture shall commence on the Effective Date of this Agreement, and shall continue until it or its properties are transferred or consolidated into another business entity owned by the Parties or terminated in accordance with the provisions of this Agreement.
1.08 Title to Venture Properties. Except as otherwise provided in this Agreement, all property owned by the Venture, whether real or personal, tangible or intangible, shall be deemed to be beneficially and contractually owned by the Venture as an entity, and no Party, individually, shall have any ownership interest in the property, unless conveyed or transferred to the Party by the Venture.
1.09 Filing of Certificates. Venture Manager shall file and publish all certificates, notices, statements or other instruments required by law for the formation and operation of this Joint Venture, in all jurisdictions where the Venture may elect to do business.
ARTICLE II
VENTURE PROPERTIES
2.01 Venture Leases Held By Production (HBP) Units. Patara represents, without warranty of title, either express, implied or statutory, that it owns or controls those certain oil and gas leases (the “Venture Leases”) described in Exhibit “A” in the attached Joint Operating Agreement, all located in the Fairplay Area of Panola County, Texas covering approximately 3,425.00 net mineral acres of land, more or less, with leasehold rights covering all depths from the surface down to the base of the Cotton Valley Sand series. As of the effective date of this Agreement, Patara represents that all of the Venture Leases are being Held by Production under existing producing wells and are all situated within the following established production Units (or proration lease) as recorded in the Official Public Records of Panola County, Texas:

Unit Name	Producing Unit Wells

Dobbins Gas Unit	Dobbins Nos. 1 and 2
Weir Estate Gas Unit	Weir Estate No. 1
C. Brooks Gas Unit	C. Brooks Nos. 1, 2, 3, 4, 6, 7 and 9
Taylor Gas Unit	Taylor Nos. 1, 2, 4 and 5
Raley Gas Unit	Raley No. 1
J. H. Browning Gas Unit	J. H. Browning Nos. 1, 2 and 3
Z. Austin Lease (lease basis)	Z. Austin Nos. 1, 2, 3 and 4

2.02 Venture Wells. The initial venture wells will include the drilling, completion, equipping and production from an initial identified Fifteen (15) wells ( the “Venture Wells”) and are intended to target prospective locations to produce reserves from the Cotton Valley Sand series and Travis Peak and Pettit formations, which may underlie the Venture Leases, all of which are embraced within the above-described production units.
a.
Selection of Venture Wells. Each Venture Well will be evaluated individually on its own geologic merits and will be drilled at mutually agreeable locations. Prior to making any capital contributions for the purpose of drilling a Venture Well and depositing funds into the Banking Account of the Venture, the Parties shall have received, reviewed and approved the following materials:

(i)	Drilling Prognosis for the specific Venture Well;

(ii)	AFE for the specific Venture Well;

(iii)	Assignment of leasehold interest;

(iv)	Such evidence of drillsite title as any Party may request;

(v)	Evidence that all mortgage encumbrances have been removed.
b.
Approval to Drill a Venture Well. Pursuant to Section 2.02 (a), upon acceptance and approval to commence operations of any Venture Well, Venture Manager shall send to Conterra a cash call for the approved amounts set forth for in the Venture Well AFE and the prospect fee of $100,000.00 as set forth in Section 5.02. Conterra shall remit fifty (50%) percent of the amount of the cash call within five (5) days after receipt, and, the remaining fifty (50%) percent within five (5) days from the receipt of a second cash call. At the option of Operator, no drilling operations shall be required until and upon receipt of the cash call funds into the Venture capital account. All capital contributions will be deposited in a segregated account in the name of the Venture.

c.
Exclusion of Existing Producing Unit/ Lease Wells. As described in Section 2.01 above, the existing producing unit wells (“Excluded Wells”) are not intended to be a part of this Agreement, and the related spacing acreage attributed thereto and production therefrom are specifically excluded from this Agreement and shall remain the exclusive property and under the exclusive control of Patara.

d.
Existing Facilities: In respect of the Excluded Wells, Patara is currently operating the Fairplay Field infrastructure of gathering lines, central facilities, central compression and related equipment in order to deliver gas to a receipt sales point to third parties. Patara does hereby dedicate to the Venture the concurrent right to use such existing facilities to handle, move and process the full gas well stream from any of the Venture Wells, subject to all allocable costs associated with the incremental volume of gas well stream from the Venture Well(s) handled and flowing through such existing facilities.

e.
Refund of Cash Call: Upon receipt of the first cash call funds, Operator shall commence the drilling operations of the selected Venture Well within ten (10) days. If drilling operations have not been commenced within this time period, then Operator will return 100% of such cash funds to Conterra until a new cash call is made.

ARTICLE III
INTEREST OF THE VENTURE PARTIES
3.01 Capital Expense and Revenue Interest of the Venture. The following table sets forth the expense commitment to fund the Venture Banking Account and the corresponding revenue sharing of the Venture. The acronyms BPO shall mean “before payout” and APO shall mean “after payout” as further defined in Article VII.

			Net (2)	Net Revenue
	Expense Interest (1)		Proceeds	Interest
	BPO	APO	BPO	APO
Patara Oil & Gas LLC	-0-	1.000	.075	.700

Conterra Company	1.000	-0-	.675	.050	(orri)

	1.000	1.000	.750	.750
Note:

(1)
Expenses include tangible and intangible drilling and completion costs, development costs, prospect fee of $100,000.00 per well, and any other associated costs, including but not limited to wellhead and gathering equipment necessary to process and transport the oil and gas to market.

(2)
Net Proceeds shall mean operating revenues, less taxes, including, but not limited to severance, ad valorem, property and state franchise taxes, leasehold burdens, operating costs and allowable COPAS charges. The above Net Proceeds model is for arithmetic exemplication purposes and is based upon using a 75% net revenue interest in each of the Venture Wells, on a unitized basis, therefore:

BPO Calculation is:

Conterra:	.90 x .75 = .675
Patara:	.10 x .75 = .075
(3)
The actual Net Proceeds shall be based upon the actual net revenue interest, on a unitized basis, for each of the production units and Venture Wells drilled thereon as set forth in Exhibit “A-3” in the Venture Operating Agreement.

3.02 Banking Account. All revenue from Venture Wells shall be paid into, and all operating costs with respect to Venture Wells, shall be received into and disbursed from a separate and segregated Banking Account in the name of the Venture. Funds in the Banking Account will not be comingled with funds of any Party.
3.03 Net Proceeds Sharing During Payout Period. Until Payout period, as defined in Section 7.01, the Parties will share the Net Proceeds from production from the Venture Wells:

Conterra	90%
Patara	10%
ARTICLE IV
ASSIGNMENT OF VENTURE WELLS AND LEASES
4.01 Assignment of Leasehold Interest Upon Selection. As provided in Section 2.02, upon approval to drill and funding of the Venture Banking Account for each selected Venture Well as provided in Section 2.02, Patara shall to execute and deliver to Conterra an assignment of 100% leasehold interest, with special warranty of title, in the applicable Venture Leases within the particular production unit attributable to each Venture Well. Such Assignment will be delivered unencumbered by any mortgage and other burdens not approved by Conterra and will include the legal description of forty (40) acres of land, in the form of a square, centered on the Venture Well and such acreage shall be allocated to each Venture Well. The assignment will be delivered to Conterra at the net revenue interest as set forth for each production unit in the Venture Operating Agreement, and substantially in the form of Exhibit “C-1”.

ARTICLE V
CONTRIBUTIONS
5.01 Capital Contributions.
a.
Conterra shall make 100% of all of the contributions of capital towards the drilling, completion and equipping for all of the Venture Wells. Such contributions will be made pursuant to cash calls under the approved AFE for each Venture well as set forth in Section 2.02(a) and will be made into the separate and segregated Venture Banking Account.

b.
No interest shall accrue on any contribution to the capital of the Venture, and other than as described in Section 2.02(e), no Party shall have the right to withdraw or be repaid any capital contribution unless Venture Manager fails to drill, complete or equip a Venture Well, in which case such contribution of capital by Conterra shall be promptly returned to Conterra.

c.	The Venture Manager shall use the contribution of capital pursuant to Section 5.01(a) solely for the drilling, completion and equipping of Venture Wells and for no other purpose.
5.02 Bonus Payment for each Venture Well. Upon selection and approval of the drilling of a particular Venture Well as provided in 2.02(a), Conterra shall then pay to Patara the sum of $100,000.00 for each such approved Venture Well five (5) days prior to spudding such well. This bonus payment is intended to be treated as a Venture prospect fee and shall be included in the calculation of Payout for each and all of the Venture Well(s); provided, however, such bonus payment shall not be treated as part of the capital account of the Venture, instead, it shall be treated as the sole property of Patara.
5.03 Additional Contributions. The Parties, on unanimous agreement, may make additional capital contributions to the Venture, which contributions shall be shared equally (50%/ 50%) for costs, expenses or charges with respect to the ownership, operation, development, maintenance and management of Venture Property for, but not limited to, interest expense, professional fees, commissions, wages and related costs, to the extent such costs, expenses, or charges exceed the capital and income, if any, derived from the Venture.
5.04 Contribution of Time and Materials.
a.	Each Party shall contribute so much of time as may be reasonably required to conduct the operations of the Venture for the purposes set out in the Agreement.
b.
It is contemplated that each Party shall, in connection with time contributed to the Venture, make use of personally owned equipment, vehicles, and other materials (“equipment”) for Venture purposes. This equipment shall not be deemed a contribution by the Party to the Venture of the equipment, and shall remain the property of the Party utilizing the equipment. In the event it is necessary, in connection with the use of equipment, to conduct maintenance resulting from the equipment being utilized by the Venture, those costs shall be costs of the Venture, but shall not give the Venture rights of ownership in the equipment.

ARTICLE VI
DISTRIBUTIONS
6.01 Distributable Cash. The term “distributable cash” as used in this Agreement, with respect to any period, shall mean all Net Proceeds of the Venture in that period,
6.02 Distribution of Distributable Cash. Distributable cash for each month, if any, shall be distributed, within fifteen (15) days after the end of such month, among the Parties in the same proportion as set forth in Section 3.01.
ARTICLE VII
PAYOUT OF CAPITAL CONTRIBUTIONS
7.01 Payout Defined: The term “Payout” shall be defined as the month following the month when the aggregate of all capital contributions made to the Banking Account by Conterra, compounded annually at an internal rate of return of fifteen (15%) percent equal the sum all cash distributions received by Conterra.
7.02 Occurrence of Payout: Upon the occurrence of Payout, the Venture Manager shall send written notice to Conterra advising that Payout has occurred with a complete accounting of the Venture Banking Account. Conterra shall have sixty (60) days in order to accept such accounting and acknowledge that Payout has occurred, or may request an audit of the books and financial records of Venture Manager.
a.
After Payout Reversion. Upon the occurrence of Payout, the expense interest and the net proceeds interest shall, ipso facto, revert to the after Payout (“APO”) division of interest as set forth in Section 3.01.

b.
Relinquishment of Leasehold Ownership in Venture Leases. Upon the occurrence of Payout, the leasehold interest previously assigned pursuant to Section 4.01 in the Venture leases shall be automatically converted to the after Payout interest of One Hundred (100%) percent working interest to Patara and Five (5%) Percent of 8/8ths Overriding Royalty Interest to Conterra.

c.
Reassignment of Leasehold/Retained Five (5) Percent Overriding Royalty Interest. Upon the occurrence of Payout, Conterra shall execute and deliver to Patara a reassignment of One Hundred (100%) percent of the leasehold title and retaining a Five (5%) Percent of 8/8ths Overriding Royalty Interest in production from the Venture Leases. Such reassignment will substantially be in the form of Exhibit “C-2”.

ARTICLE VIII
MANAGEMENT
8.01 Management of the Venture. Subject to the reservations of control in the Venture specified in this paragraph, the Parties designate Patara as the Venture Manager of this Venture. In the event of bankruptcy of Patara, the inability of Patara to perform the functions of Venture Manager, breach of this Agreement by Patara or withdrawal of Patara as the Venture Manager, Conterra shall immediately become and is hereby appointed as Venture Manager.

8.02 Management and Control.
a.
The Venture Manager shall have the right, in good faith, except as otherwise specified in this Agreement, to take and do any and all reasonable action required with regard to the affairs of the Venture, in connection with its day to day operations, management, and control of Venture Property, which is routine and normal.

b.
The Venture Manager shall have the duty, power, and authority to take such action, from time to time, as may be deemed necessary, appropriate and prudent in connection with the management and conduct of the business and affairs of the Venture, including, but not limited to, the following:

(i)	protect and preserve the title and interest of the Venture in Venture Property and other assets which may be owned by the Venture.
(ii)	Render for taxation and pay all ad valorem taxes and assessments, if any and other charges imposed against the property owned by the Venture.
(iii)	Negotiate and supervise the performance of contracts covering the Venture Property, and otherwise enforce the obligations of parties with whom the Venture enters into contracts or other arrangements.
(iv)	Keep all books of accounts and records of the Venture, including GAAP accounting, tax and Payout records.
(v)	pay or cause to be paid all debts or other obligations of the Venture.
(vi)	maintain all funds of the Venture in a segregated Venture Banking Account in a depository approved by the Parties.
(vii)	make monthly distributions, as provided for in this Agreement, to the Parties in accordance with the provisions of this Agreement.
(viii)	perform all other normal business functions and otherwise operate and manage the business and affairs of the Venture in accordance with, and as limited by, this Agreement.
(ix)
to employ agents, employees, managers, accountants, attorneys, consultants, or other persons, necessary or appropriate to carry out the business of the Venture, whether or not any person employed is affiliated or related to a Party, and to pay fees, expenses, salaries, wages, and other compensation to those persons as the Venture Manager shall determine.

(x)
pay, extend, renew, modify, adjust, submit to arbitration, prosecute, defend, or compromise, on the terms as may be determined and on the evidence as may be deemed sufficient, any obligation, suit, liability, cause of action or claim, including taxes, either in favor of or against the Venture of $25,000.00 or less, subject to the limitation of imposing joint and several liability on the Parties.

8.03 Specific Limited Power. Notwithstanding any other provision of this Agreement, no one Party shall have the power, without the written consent of all Parties, to sell, lease or assign the Venture Property or to enter into or otherwise become liable for or with respect to, any arrangement which would result in the liquidation of the Venture or the sale of all its assets.
8.04 Right of Public to Rely on Authority of Parties. No person shall be required to determine a Party’s authority to enter into any undertaking on behalf of the Venture or to see to the application or distribution of revenues or proceeds paid to a Party on behalf of the Venture.

8.05 Services of the Parties. During the existence of the Venture, the Parties shall devote such time and effort to Venture business as may be necessary to promote the interest of the Venture to the mutual benefit of the Parties. It is specifically understood and agreed that no Party shall be required to devote full time to Venture business, and each Party may, at any time and from time to time, engage in and possess interests in other business ventures of any and every type of description, and no Party shall, by virtue of this Agreement, have any right, title or interest in or to such independent ventures or to be income or profits derived from them.
8.06 Compensation and Reimbursement. The Parties shall have no right to receive compensation for performing duties as Parties to this Venture, under this Agreement, except as may be allowed by paragraph 5.04, and agreed to by the Parties; provided that this provision shall not affect the Venture Manager’s right to expend capital contributions made by the Parties to the Venture, or a Party’s right to receive its share of distributions of Venture funds, as provided for in this Agreement, or the right to be repaid on any loans made by a Party to the Venture.
8.07 Insurance. The Venture Manager shall maintain, with insurers or underwriters of good repute, in the name of the Venture for the benefit of each Party naming each Party as an additional insured, such insurance relating to the operations of the Venture, as are customary for businesses of a like nature to that of the Venture, to maintain insurance against risks, pursuant to terms that are customary for a business and to pay all premiums and other sums payable to maintain that insurance. Additionally, the exact limits of insurance coverage shall as set forth in Exhibit “D” to the Venture Operating Agreement. Conterra has the right to opt out of the Venture’s Manager’s insurance and maintain its own insurance at any time, providing that Conterra’s insurance meets the limits of Exhibit “D” to the Venture Operting Agreement.
ARTICLE IX
TAX PROVISIONS
9.01 Tax Partnership. All of the Parties’ operations conducted pursuant to this Agreement in the Venture area shall be subject to the terms and conditions of the Tax Partnership Agreement attached hereto as Exhibit “A”.
9.02 Responsibility for Taxes. Each Party shall be responsible for reporting and discharging its own tax measured by the income of the Party and the satisfaction of such Party’s share of all contract obligations under this Agreement and the Tax Partnership Agreement. Each Party shall protect, defend, and indemnify the other Party from and against any and all losses, costs, and liabilities arising from the indemnifying Party’s failure or refusal to report and discharge such taxes or satisfy such obligations.
ARTICLE X
BOOKS, RECORDS AND BANK ACCOUNTS
10.01 Books and Records. The Venture Manager shall keep the books of account and other records with respect to the operations of the Venture as will sufficiently explain the transactions and financial position of the Venture, to enable financial statements to be prepared, and shall cause the books and other records to be kept in such manner as will enable them to be audited annually as of June 30. The books and other records shall be maintained at the principal place of business of the Venture, or at such other place as the Venture Manager shall determine, and the Parties, and their authorized representatives, shall at all times have access to those books.
10.02 Accounting Basis and Fiscal Year. The Venture books of account shall be kept on an accrual accounting basis for Federal Income Tax purposes, and shall reflect all Venture transactions, shall be appropriate and adequate for the Venture’s business and for the carrying out of all the provisions of this Agreement, and shall be closed and balanced at the end of the fiscal year. The fiscal year of the Venture shall end June 30th of each year.

10.03 Reports. The Venture Manager shall cause to be delivered to each Party, within forty (40) days after the end of each June 30, a report containing the following:
a.	A balance sheet as of the end of the Venture’s June 30 fiscal year end, and statements of income;
b.	A general description of the activity of the Venture during the period covered by the report;
c.
A report of any material transaction between the Venture and any Party, including fees and compensation paid by the Venture and any materials or equipment supplied and services performed by a Party, or any affiliate or employee of a Party, for fees or compensation; and

d.	A report and all other information indicating the running balance of Payout of the capital contributions Account compounded annually at an internal rate of return of fifteen percent (15%).
10.04 Bank Accounts. The Venture Manager shall be responsible for causing one separate and segregated Banking Account to be maintained which shall be insured by the Federal Deposit Insurance Corporation, which accounts shall be used for the payments of expenditures incurred by the Venture in connection with its business, and in which shall be deposited all cash receipts of the Venture. All amounts shall be and remain the property of the Venture, and shall be received, held, and disbursed by the Venture Manager for the purposes specified in this Agreement. There shall not be deposited in any of the accounts any funds other than funds belonging to the Venture, and no other funds shall in any way be commingled with the funds of the Venture. Neither Party may pledge or mortgage its interest in the Banking Account except a pledge to the other party.
10.05 Tax Returns. The Venture Manager, as may be required, shall cause Income Tax Returns for the Venture to be prepared and timely filed with the appropriate authorities.
ARTICLE XI
OWNERSHIP OF VENTURE PROPERTY, LIMITATION ON LIABILITY
11.01 Ownership and Partition. Except as otherwise provided in this Agreement the assets of the Venture of every kind and character, real and personal, now owned of later acquired, shall be owned by the Venture as an entity, that ownership being subject to the other terms and provisions of this Agreement. The Parties’ interests in the Venture shall be owned by the Venture as personal property.
11.02 Relationship of the Parties. The relationship between and among the Parties shall be limited to the carrying on of the purpose of the Venture in accordance with the terms of this Agreement. This relationship shall be construed and deemed to be a Joint Venture, and not a general partnership. Subject to Section 9.01 hereof, nothing in this Agreement shall be construed to create a general partnership between or among the Parties or to authorize a Party to act as general agent for another Party.
11.03 Limitation on Liability and Undertakings. As provided in this Agreement, no Party, or the Venture, shall be responsible or liable for any indebtedness or obligation of any Party, incurred either before or after the Effective Date of this Agreement, except those responsibilities, liabilities, debts, or obligations undertaken or incurred in good faith in carrying out the purpose of the Venture in accordance with the terms of this Agreement, or later undertaken or incurred on behalf of the Venture, under or pursuant to the terms of this Agreement, or assumed by the Venture. Each Party indemnifies and agrees to hold each other Party harmless from all those obligations and indebtedness. No Party, acting alone, shall have any authority for, or to undertake or to assume any obligations, debt, duty, or responsibility on behalf of any other Party, or the Venture, except as otherwise provided in this Agreement.

ARTICLE XII
GAS MARKETING AND RIGHT TO HEDGE
12.01 Gas Marketing. Notwithstanding the provisions of Article VI (G) of the Venture Operating Agreement and in avoidance of creating a gas imbalance, the Parties agree to use their best efforts to jointly market all volumes from each and all Venture Wells delivered into the same purchaser of such gas.
12.02 Right to Hedge Separate Volumes. The Venture Manager, shall have the right to execute hedging agreements for gas volumes produced from the Venture Wells by giving each Party notice of any proposed hedge at least two (2 days prior to the proposed entry of the hedge order. All payments to or from such hedging activities shall be made to or from the Venture Banking Account, and with respect to Conterra, any payments to or from Conterra shall be included in the calculation of Payout.
ARTICLE XIII
ADDITIONAL JOINT VENTURE(S)
13.01 Option to Create Additional Joint Venture(s). Conterra shall have the exclusive option to elect to create up to two (2) Additional Joint Ventures, each of which will include the drilling of fifteen (15) Venture Wells or a total of thirty (30) additional Venture Wells on the Venture Properties. Each such Additional Venture shall be separate from this Venture but formed using agreements substantially the same as this Agreement and its Exhibits. At the sole discretion of Conterra, this option may be exercised at any time during the term of the Joint Venture by giving written notice to Patara advising of such election.
ARTICLE XIV
CONTERRA SOLE OPTION TO TERMINATE
14.01 Unilateral Termination of this Agreement. Notwithstanding any of the provisions of this Agreement, Conterra shall have the right to terminate its funding obligations pursuant to Section 5.01(a) of this Agreement, in its sole discretion, after completing its obligation to fund the first five (5) wells and again, after the first ten (10) wells Conterra may discontinue funding immediately in the event of a Material Adverse Change, which is defined as (i) if there any change in the Internal Revenue Code limiting or restricting the ability of Conterra to utilize 100% of the deductions for Intangible Drilling Costs, or (ii) if the closing price of natural gas quoted for NYMEX Henry Hub is below $3.00/MMBTU for a period of twenty (20) consecutive business days.
ARTICLE XV
ASSIGNABILITY OF INTEREST
15.01 Assignment of a Party’s Interest.
a.
Except as provided herein, no Party may sell, transfer, assign, pledge, or otherwise dispose of all or any part of its interest in this Venture, the Venture leases or the Venture Wells (whether voluntary, involuntary, or by operation of law) without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

b.
No information concerning Venture Properties shall be disclosed to any proposed assignee of an interest in the Venture, unless the proposed assignor of the interest shall obtain, prior to any assignment or transfer, written acknowledgment by a prospective assignee in a form satisfactory to all Parties, that the assignee will be bound by the terms of this Agreement. In the case of any proposed assignment, the written acknowledgment from a proposed assignee shall contain provisions for nondisclosure, of information relating to the accounts, activities and properties of the Venture, in the event the prospective assignee shall elect not to purchase or acquire an interest.

ARTICLE XVI
DISSOLUTION AND ASSIGNMENT
16.01 Events of Dissolution and Sale of Venture Interest.
a.	The Venture shall be dissolved based upon the following:
(i)	on the sale of all Parties’ interest in the Venture;
(ii)	on the occurrence of any event specified by the laws of the State of Texas;
(iii)
on the withdrawal, death, or disability of the Venture Manager, with no successor appointed pursuant to paragraph 5.01, or on the filing by a Party of a voluntary petition in bankruptcy, upon an adjudication of a Party as bankrupt or insolvent, or on the filing by a Party of a petition under any chapter of the U.S. Bankruptcy Code, or any other present or future applicable federal, state, or other statute or law regarding bankruptcy, insolvency, or other relief for debtors, or a Party seeking, consenting to, or acquiescing in, the appointment of a trustee, receiver, conservator or liquidator of the Party, or of all, or any substantial portion of, the Party’s property or interest in the Venture; or,

(iv)	on reaching Payout and the conversion of all of Conterra’s interest to an Overriding Royalty Interest pursuant to Section 7.02

(v)	on the unanimous consent of the Parties.
b.
Dissolution of the Venture shall be effective on the date on which the event occurs giving rise to the dissolution, but the Venture shall not terminate until the assets of the Venture shall have been distributed as provided for in this Agreement. Notwithstanding the dissolution of the Venture, prior to the termination of the Venture, the business of the Venture and the affairs of the Parties, as a Venture, shall continue to be governed by this Agreement. Upon dissolution, the Venture Manager shall liquidate the assets of the Venture, and apply and distribute the proceeds as contemplated by this Agreement.

16.02 Distributions on Liquidation
a.
After payment of liabilities owing to creditors, the Venture Manager, or the liquidator, if any, shall set up such reserves as are deemed reasonably necessary for any contingent or unforeseen liabilities or obligations of the Venture. This reserve may be paid over by the Venture Manager or the liquidator to a bank, to be held in escrow for the purposes of paying any such contingent or unforeseen liability or obligation, and, at the expiration of the period the Venture Manager or liquidator may deem advisable, the reserves shall be distributed to the Parties or their assigns in the manner set forth in paragraph 17.02 (b) below.

b.	After paying all liabilities and providing for reserves, as provided for above, Venture Manager or the liquidator shall cause the remaining net assets of the Venture to be distributed:
(i)	first, to any Party in respect of loans by them, to the Venture; and,

(ii)	then, to the Parties in the order of priority provided by law.

Each Party shall receive its share of the assets in cash or in kind, and the proportion of a share received in cash may vary from Party to Party, all as the Venture Manager or liquidator may decide. If the distributions are insufficient to return to any Party the full amount of the Party’s capital contribution, it shall have no recourse against any other Party. No Party with a negative capital account at the time of dissolution of the Venture shall be required to restore to the Venture the amount of the negative balance in the capital account. In the event that any part of the net assets consist of notes or accounts receivable or other non-cash assets, the Venture Manager of the liquidator shall take whatever steps deemed appropriate to convert the assets into cash or into any other form which will facilitate the distribution of the assets. If any assets shall be distributed in kind, the assets shall be distributed on the basis of their fair market value. If the Parties, upon dissolution, are unable to agree on the fair market value of the assets to be distributed, then appraisals and determination of that fair market value shall be made by third party appraisers.
16.03 Assignment of Venture Interest. Any purchaser, transferee, or assignee of an interest of a Party in the Venture, who has the right to become a Party to this Agreement, shall:
a.	elect to become a Party to this Agreement by delivery of a written notice of that election to the Venture Manager;
b.
execute and acknowledge other instruments as the Venture Manager may deem necessary or advisable to effect the admission of the purchaser, transferee, or assignee as a Party, including, without limitation, the written acceptance and adoption by the Party of the provisions of this Agreement and the assumption by the Party of the obligations of the Party from whom the interest is acquired; and

c.
pay, or cause to be paid, a transfer fee to the Venture which is sufficient to cover all reasonable expenses connected with the sale, transfer, or assignment for the admission of the Party as a Party to this Agreement.

16.04 New Party to Venture. A new Party to this Agreement shall, on compliance with the provisions set out above, succeed to all rights and obligations, as provided for in this Agreement as if that Party had been an original Party to this Agreement. Neither the Venture Manager nor a selling Party shall be required to determine the tax consequences to a Party, or the Party’s assignee, arising from the assignment of a Venture interest. The Venture shall continue with the same basis and capital amount for the new Party as was attributable to the former owner, who assigned or transferred a Venture interest.
ARTICLE XVII
DEFAULT
17.01 Default by a Party.
a.	The following events shall be deemed to be events of default of the terms of this Agreement by a Party:
(i)
failure of a Party to make, when due, any contribution or advance required to be made under the terms of this Agreement and the failure to cure or remedy the failure within three (3) days after receipt of written notice of such failure from the Venture Manager;

(ii)
failure to carry out any duties, covenants, or conditions of this Agreement or the violation of any of the other provisions of this Agreement and failure to remedy or cure the violation within ten (10) days after receipt of written notice of the violation from another Party to the Venture;

(iii)
making an assignment for the benefit of creditors or the filing of a petition under any section or chapter of the U.S. Bankruptcy Code as amended, or under any similar law or statute of the United States or any state;

(iv)
adjudication of a Party as a bankrupt or insolvent in proceedings filed against the Party under any section or chapter or the U.S. Bankruptcy Code, as amended, or under similar law or statute of the United States or any state, without further possibility of appeal or review; and

(v)	the appointment of a receiver for all, or substantially all, of the assets of a Party, and the failure to have the receiver discharged within thirty (30) days after appointment.
b.
Upon the occurrence of any event of default by a Party, the other Parties shall have the right, at their election, which election shall be made at any time within one (1) year from the date of the default, on giving the defaulting Party ten (10) days’ written notice of the election (and providing the default is continuing on the date the notice is given), to pay the defaulting Party the fair market value of that Party’s interest in the Venture, based on the capital contributions made by the Party, taking into consideration any outstanding indebtedness, liabilities, liens, and obligations relating to the Party, for the purchase and redemption of the Party’s interest in the Venture. Pursuit of a remedy provided above shall not preclude the pursuit of any other remedy provided for in this Agreement, or any other remedies provided in law, nor shall pursuit of any remedy provided for in this Agreement constitute a forfeiture or waiver of any amount due by a defaulting Party, or of any damages accruing by reason of the violation of any of the terms, provisions, or covenants contained in this Agreement. A defaulting Party shall be responsible for the payment of all attorneys’ fees reasonably incurred by the Venture in connection with a default, and interest on all amounts by which the defaulting Party is indebted to the Venture, at the highest rate allowed by law.

c.
Each Party agrees that in the event a Party shall default, as provided for above, the defaulting Party shall execute and deliver conveyances, agreements, notes, instruments, or other documents which may be necessary to confirm and render fully effective the transfer of the defaulting Party’s interest. Any relinquishment and transfer shall not relieve the defaulting Party from any liability under this Agreement which may have accrued prior to the date of the relinquishment or transfer. In the event appropriate instruments, as reasonably required, are not delivered after fifteen (15) days written notice to the defaulting Party, the non-defaulting Party may, as the defaulting Party’s irrevocable agent and attorney-in-fact, execute the legal instruments as may be required, necessary, or advisable to convey, transfer, or assign the defaulting Party’s interest, and the Parties agree that the non-defaulting Party shall not have any individual liability for any action taken in connection with that action.

ARTICLE XVIII
MISCELLANEOUS
18.01 Notices. Any and all notices, elections, or demands permitted or required to be made under this Agreement, shall be in writing, signed by the Party giving the notice, election, or demand and shall be delivered personally, or sent by registered or certified mail, return receipt requested, to the other Party, at its address on the first page of this Agreement, or such other address as may be supplied by written notice given in conformity with the terms of this Section. The date of personal delivery or the date of mailing, as the case may be, shall be the date of receipt of the notice.

18.02 Successors and Assigns. Subject to the restrictions on transfers set forth above, this Agreement, and each and every one of its provisions, shall be binding on and inure to the benefit of the Parties, and their respective successors, successors in title, heirs and assigns, and each and every successor in interest to any Party, whether the successor acquires the interest by way of gift, purchase, devise, or any other method, shall hold the interest subject to all the terms and provisions of this Agreement. Any assignment of an interest by a Party shall be specifically delivered subject to the terms and provisions of this Agreement.
18.03 Liabilities. The obligation and liabilities of each Party, as among themselves, with respect to any and all liabilities in connection with conducting the business of the Venture, shall be several and not joint or collective.
18.04 Amendments. Amendments may be made to this Agreement from time to time by unanimous consent of the Parties, which consent shall be evidenced by a written amendment attached to this Agreement as executed by all Parties.
18.05 No Waiver. The failure of any Party to insist on strict performance of a covenant or of any obligation of this Agreement, irrespective of the length of time for which the failure continues, shall not be a waiver of a Party’s subsequent right to demand strict compliance. No consent or waiver, expressed or implied, to or of any breach or default in the performance of any obligation of this Agreement, shall constitute a consent or waiver to or of any other breach or default in performance of the same or any other obligation of this Agreement.
18.06 Entire Agreement. This Agreement, together with Exhibits attached hereto, constitutes the full and complete Agreement of the Parties with respect to the subject matter of this Agreement.
18.07 Captions. Title or captions of articles, sections, and paragraphs contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way are intended to define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions.
18.08 Counterparts. This Agreement may be executed in a number of counterparts, all of which taken together shall, for all purposes, constitute one Agreement, binding on the Parties, notwithstanding that all Parties may not have signed the same counterpart.
18.09 Applicable Law. This Agreement shall be deemed to have been entered into and shall be construed and enforced according to the laws of the State of Texas, as applied to contracts made and to be performed entirely within that state, unless otherwise provided.
18.10 Gender. When this Agreement requires, all words in any gender shall be deemed to include the masculine, feminine, and neuter gender, all singular words shall include the plural, and all plural words shall include the singular.
18.11 Prior Agreements Superseded. This Agreement supersedes any prior understanding or written or oral agreements between the Parties respecting the subject matter of this Agreement.
18.12 Legal Construction. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, the invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provision had not been contained in this Agreement.
18.13 Priority of Conterra Joint Development Agreement. In the event of conflict with the provivions of this Agreement and the Venture Operating Agreement, then the provisions of this Agreement shall prevail.

IN WITNESS WHEROF, this Agreement is executed by each Party as of the date of acknowledgment of their signature, but shall be deemed effective as of October 1, 2009 the Effective Date.

PATARA OIL & GAS LLC
By:	/s/ Lane M. Kincannon
Lane M. Kincannon
Vice-President, Land

CONTERRA COMPANY
By:	/s/ Kenneth R. Peak
Kenneth R. Peak
Chief Executive Officer

THE STATE OF TEXAS	)
)
COUNTY OF HARRIS	)
BEFORE ME, the undersigned authority, on this day personally appeared Lane M. Kincannon, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he is the Vice-President, Land & Business Development of Patara Oil & Gas LLC, a Delaware limited liability company, and that he executed the same for the purpose and consideration therein expressed on behalf such company.
GIVEN UNDER MY HAND AND SEAL OF OFFICE, on October  _____, 2009.

Notary Public
Printed Name:

My Commission Expires:

THE STATE OF TEXAS	)
)
COUNTY OF HARRIS	)
BEFORE ME, the undersigned authority, on this day personally appeared Kenneth R. Peak, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he is the Chief Executive Officer of Conterra Company, a Delaware corporation, and that he executed the same for the purpose and consideration therein expressed on behalf such corporation.
GIVEN UNDER MY HAND AND SEAL OF OFFICE, on October  _____, 2009.

Notary Public
Printed Name:

My Commission Expires: